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                                                                    Exhibit 23.1

                            [Letterhead of KPMG LLP]

                         CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors
Canadian National Railway Company


We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) of Canadian National Railway Company pertaining to its Union Savings Plan for U.S. Operations of our report dated January 25, 2000 with respect to the consolidated balance sheets as at December 31, 1999 and 1998 and the consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 of Canadian National Railway Company included by reference in its Annual Report (Form 40-F) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.



/s/ KPMG LLP

Chartered Accountants

Montreal, Canada
January 5, 2001